EXHIBIT 99.1

NEWS RELEASE

August 26, 2003

CONTACT:
Marti Morfitt	Shawn Brumbaugh/Marian Briggs
President and CEO	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq: CNXS	mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

CNS, INC. DECLARES FIRST QUARTERLY DIVIDEND

Quarterly Cash Dividend is Four Cents Per Share

        MINNEAPOLIS, August 26, 2003 – CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced that its board of directors has declared a regular quarterly cash dividend of four cents per share of common stock. The dividend is payable October 16, 2003, to shareholders of record October 2, 2003.

        “We are pleased to begin offering a regular quarterly dividend to our shareholders,” said Marti Morfitt, president and chief executive officer. “With the change in United States tax laws, the company has determined that a dividend should be implemented as a way of providing an additional tax effective return to shareholders. This program will be used to return a portion of current earnings to shareholders. The balance of CNS’ earnings will be retained and reinvested in growth. CNS has a strong balance sheet and no-long term debt.”

        For the current fiscal year ending March 31, 2004, the company anticipates that net sales will increase from 7 to 14 percent over fiscal year 2003 to between $85 million and $90 million. Diluted earnings per share in fiscal 2004 are estimated to be in the range of 51 cents to 56 cents, up 11 to 22 percent over the prior fiscal year.

(more)

CNS, Inc. Declares First Quarterly Dividend
August 26, 2003

About CNS, Inc.

CNS, based in Minneapolis, is a growing company that designs, manufactures and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on better breathing and digestive health products that address important consumer needs within the aging well/self care market. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

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